EXHIBIT 23.1

                    Consent of Independent Public Accountants

The Board of Directors
Devcon International Corp.:

We consent to incorporation by reference in this Registration Statement on Form S-8 of our report dated March 26, 1999 relating to the consolidated balance sheets of Devcon International Corp. and subsidiaries as of December 31, 1998 and 1997, and the related consolidated statements of operations, stockholders' equity and comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 1998, and related financial statement schedule, which report appears in the December 31, 1998 annual report on Form 10-K of Devcon International Corp.

                                           /s/ KPMG LLP

Ft. Lauderdale, Florida
December 3, 1999